Exhibit 10.1

January 21, 2022

By Email

Vijay@phasefwd.com

Vijay Aggarwal, Ph.D.

1200 Brentford Lane

Malvern, Pennsylvania 19355-9776

Re: Interpace Biosciences, Inc.

Dear Dr. Aggarwal:

On behalf of Interpace Biosciences, Inc. (the “Company”), I am very pleased to offer you the following terms and conditions in connection with your service on the board of directors (the “Board”) of the Company should you accept this offer. This letter constitutes an agreement (the “Agreement”) between you and the Company and contains terms and conditions relating to your service to the Company as a member of the Board.

1. Duties. You will be appointed to the Board, as chair of the Regulatory Compliance Committee (“Compliance Committee”) and a member of the Nominating and Corporate Governance Committee (“Nominating Committee”) effective as of February 1, 2022, to serve until the earlier of the qualification of your successor or your resignation or removal. As the members of the Board are classified, you will be a Class I director and your position will be subject to re-election every three years at the annual shareholders’ meeting, commencing in 2022. Upon re-election, the terms and provisions of this Agreement will remain in full force and effect. As a member of the Board, you will be expected to serve on the Board and such other committee(s) of the Board as to which you are appointed and agree to serve. The Board presently holds regular meetings approximately four times per year and special meetings of the Board occur from time to time as needed. You shall use your best efforts to attend all meetings of the Board and/or Compliance Committee and Nominating Committee called from time to time, either in-person or by telephone. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws, rules and regulations pertaining to your performance under this Agreement. In addition, you agree to comply with all policies of the Company, including the Company’s policy with respect to insider trading. The services described in this paragraph as hereinafter referred to as your “Duties.”

300 Interpace Parkway | Morris Corporate Center 1, Building C | Parsippany, NJ 07054

Corporate Offices: (855) 776-6419 | Fax: (973) 265-0191 | Info@Interpace.com

Vijay Aggarwal, Ph.D.

January 21, 2022

You are free to represent or perform services for other persons during the term of this Agreement. You represent however that you do not presently perform and do not intend to perform during the term of this Agreement, similar duties or other services for companies whose business are or would be in any way competitive with the Company. Should you propose to perform similar duties or other services for any such company, you agree to notify the Company in writing in advance and to provide to the Company sufficient information to the Company to allow it to determine if performing such similar duties or other services would conflict with your Duties.

While this Agreement is in effect, you shall immediately inform the Company if: (i) you know, have reason to know or believe that you are no longer independent with respect to your Duties, or (ii) you serve on an audit or compensation committee of any other public company.

2. Cash Compensation. In consideration for your regular attendance at meetings of the Board and carrying out other Board duties, including as chair of the Regulatory Compliance Committee and as a member of the Nominating Committee, the Company will pay you in accordance with the information included in our proxy statement dated September 27, 2021 an annual director’s fee of $50,000 payable quarterly in arrears, representing $40,000 for your service as a director and $10,000 for your service as Chair of the Regulatory Compliance Committee. You will also be entitled to reimbursement of your reasonable out-of-pocket travel expenses.

3. Stock Grant. Subject to Board approval, the Company will grant to you in consideration for future services pursuant to the Company’s 2019 Equity Incentive Plan and a stock option agreement stock options for 28,000 shares of the Company’s Common Stock (the “Options”) at an exercise price equal to the fair market value on the date of grant (February 1, 2022) which vest in equal annual installments over a three-year period.

4. Indemnification. As a director, you will be entitled to customary indemnification under the Company’s organizational documents. The Company also carries director and officer liability insurance and you would be a covered person under any such policy so maintained by the Company.

Vijay Aggarwal, Ph.D.

January 21, 2022

5. Proprietary Information. You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. In consideration for the Company sharing with you the Company’s Proprietary Information, you agree (a) that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as a member of the Board) without written approval by an officer of the Company, either during or after you serve as a member of the Board, unless and until such Proprietary Information has become public knowledge without your fault, and (b) that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your duties for the Company. All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company upon the earlier of (i) our request or (ii) termination of your participation on the Board. After such delivery, you shall not retain any such materials or copies thereof or any such tangible property. You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

6. Assignment of Inventions. In consideration for the Company sharing with you the Company’s Proprietary Information, you further agree that all inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by you, solely or jointly with others, during any meeting, discussions or negotiations with representatives of the Company (“Inventions”), or thereafter if resulting or directly derived from Proprietary Information, shall be the sole property of the Company, and you hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere.

7. Obligations to Third Parties. You represent that your service as a member of the Board to the Company does not and will not breach any agreement you have with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you.

9. Termination and Resignation. Your membership on the Board may be terminated in accordance with the Company’s certificate of incorporation and by-laws. You may also terminate your membership on the Board for any or no reason by delivering written notice of your resignation to the Company (“Resignation”). Such Resignation shall be effective on the later of the date of its delivery or the date specified in the Resignation. Upon the effective date of the termination or Resignation, your right to compensation under this Agreement will terminate, subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performing your Duties as of the effective date of such termination or Resignation.

Vijay Aggarwal, Ph.D.

January 21, 2022

10. Not an Employee. Nothing in this Agreement shall be construed as a contract of employment between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

11. Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York. The parties to this Agreement hereby consent to the jurisdiction of the courts located in New York County, New York for any proceeding arising out of or relating to this Agreement.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

Vijay Aggarwal, Ph.D.

January 21, 2022

If you are in agreement with the terms described above, please return a countersigned copy of this letter to me. We look forward to your participation as a member of the Board.

Interpace Biosciences, Inc.

By:	/s/ Robert Gorman
Robert Gorman
Chairman of the Board of Directors

ACCEPTED AND AGREED TO:

/s/ Vijay Aggarwal, Ph.D.
Vijay Aggarwal, Ph.D.